SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-32143

Date of Report: April 25, 2012

ADARNA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		20-3148296
(State or other jurisdiction		(IRS Employer
of incorporation or organization)		Identification No.)

11 Riverside Drive, Suite 206, Cocoa, Florida		32922
(Address of principal executive offices)		(Zip Code)

(321) 252-2152
(Registrant’s telephone number including area code)

 5950 Shiloh Road East, Suite N, Alpharetta, GA 30005
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

ITEM 5.03	AMENDMENT TO ARTICLES OF INCORPORATION

On April 25, 2012, Oxysonix Corporation (“OXY”), a subsidiary of Adarna Energy Corporation (the “Company”) entered into and closed under an Asset Purchase Agreement (the “APA”) with Air Pure Systems, LLC (“APS”), pursuant to which OXY acquired certain intellectual properties and other assets from APS in exchange for 20,000 shares of OXY’s Series 1 Preferred Stock.  The acquisition was made effective as of April 17, 2012.

Among the assets acquired by OXY were U.S. patent application numbered 13/057,596 and related intellectual properties involving methods and devices for increasing liquid fuel combustion efficiency (the “Technologies”). Shares of OXY Series 1 Preferred Stock pay a non-cumulative annual dividend equal to 5% of OXY’s net sales generated from products comprised of the Technologies, which rate decreases to 3% after March 31, 2019. The Series 1 shares are non-assignable but may be exchanged by the holder for common shares in the Company at a rate equal to 100% of the market price for the Company’s common stock on the day prior to conversion.

In connection with the acquisition, Viridis Capital, LLC (“Viridis”), the Company’s majority-shareholder, agreed to exchange 100% of its beneficial ownership interest in the Company for 75,000 shares of the Company’s Series D Preferred Stock. The rights and designations of the Company’s Series D shares were amended in connection with the foregoing transactions to provide for conversion into Company common stock at the rate of one preferred share divided by the average closing market price for the Company’s common stock for the 90 days preceding conversion. In addition, 795,845 Series D shares were issued to CleanTech Fuels, Inc. (“CTF”) in exchange for full satisfaction of about $875,000 in financing previously provided to the Company. Viridis and CTF additionally agreed that neither company would sell any common shares issued upon conversion of the Series D shares at a rate greater than 5% of the then-current average daily trading volume for the Company’s common stock. The Viridis and CTF agreements are both subject to satisfaction of certain conditions subsequent, including the receipt by each party of applicable third party consents, the receipt of which is expected in the second quarter of 2012.

At the same time, the Company entered into and closed under a subscription agreement with Petrocavitation Partners, LLC (“Petro”) for 460,000 shares of the Company’s newly designated Series F Preferred Stock in exchange for a promissory note with an original principal balance of $250,000. The note bears interest at 6% per annum and is due on March 31, 2017. The Series F shares are convertible at any time commencing six months after the closing at a rate equal in the aggregate to 46% of the Company’s then-current shares of common stock outstanding on a fully-diluted basis. Petro additionally agreed that neither it nor any of its assignees would sell any common shares issued upon conversion of the Series F shares at a rate greater than 5% of the then-current average daily trading volume for the Company’s common stock. The Series F shares are mandatorily convertible into Company common stock upon the filing by the Company of a registration statement on Form S-1.

Finally, Kevin Kreisler and Jacqueline Flynn, the Company’s chief executive officer and chief financial officer, respectively, both resigned from their posts effective as of April 17, 2012 upon the appointment of Max Bennett as the Company’s chief executive and chief financial officer. Mr. Bennett was appointed CEO given his relevant prior experience. Subsequent to his appointment as CEO, the Company agreed to pay Mr. Bennett $75,000 in stock and cash for the period commencing upon his appointment and ending on March 31, 2013. Mr. Kreisler additionally agreed to resign from the Company’s board of directors effective 10 days following the filing by the Company of an information statement on Form 14F with respect to the transfer of control and the mailing of the information statement to the Company’s shareholders of record, after which date Mr. Bennett shall become the sole director and chairman of the Company’s board of directors.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

3-a           Certificate of Amendment of Certificate of Designation of Series D Preferred Stock

3-b           Certificate of Designation of Series F Preferred Stock

10-a	Asset Purchase Agreement dated April 25, 2012 among Oxysonix Corporation and Air Pure Systems, LLC.

10-b         Certificate of Designation of Series 1 Preferred Stock of Oxysonix Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 25, 2012	ADARNA ENERGY CORPORATION

By: /s/Max Bennett
Max Bennett